Exhibit 99.1

                The Knot Reports Third Quarter Results;
                 Online Advertising Revenue Rose 44%;
        Company Leverages Brand with Newlywed Site 'The Nest'

    NEW YORK--(BUSINESS WIRE)--Nov. 11, 2004--

            Reminder: Conference Call Today at 2:30 dial-in
                       800-638-7172, ID# 1694519

    The Knot, Inc. (OTCBB: KNOT.OB, www.theknot.com), one of the world's leading wedding media and services companies, today reported financial results for its third quarter and nine months ended September 30, 2004.
    For the third quarter, The Knot reported net revenues rose to $10.7 million from net revenues of $9.7 million in the same period of 2003. The revenue gain reflects a 44% increase in online advertising in both local and national markets. Publishing and other revenues for the period were up 18% primarily reflecting growth in national advertising pages for the 2004 Fall/Winter issue of The Knot Weddings magazine as well as growth of advertising programs in The Knot's local wedding magazines, which are published in 18 major U.S. markets.
    "We are experiencing a significant increase of national advertisers as well as growth within our local vendor base" said David Liu, CEO of The Knot. "This trend reflects rising recognition of The Knot's reach to its active membership of over one million couples, representing the largest aggregation of a prime audience that will be spending on their weddings in the coming 12-18 months."
    Merchandising revenue continues to under-perform, declining 18% from the prior year. "During the quarter we instituted further cost cutting measures at our Redding, California distribution facility that will begin to take effect in the fourth quarter. Concurrently, we are preparing to test launch our new e-commerce technology platform. Together, we believe these steps will improve our e-commerce performance in 2005," Liu added.
    The Knot reported net income for the third quarter of 2004 of $1.0 million, or $0.05 per basic and $0.04 per diluted share. Gross margins rose to 71% from 65% in the prior year's third quarter due to a higher mix of advertising revenues. Total operating expenses for the third quarter, which increased to $6.6 million from $6.2 in the prior year, reflected a non-cash gain of $1.2 million due to the settlement of a previously recorded liability with a distribution partner. In addition, operating expenses for the recent quarter included approximately $985,000 of professional fees related to The Knot's current litigation with WeddingChannel.com, Inc. The Knot reported net income of $202,000 or $0.01 per basic and diluted share in the third quarter of 2003.
    Member activity on The Knot increased in the third quarter with 112 million average monthly page views versus 87 million average monthly page views in the year earlier quarter. Today, over 70% of traffic on TheKnot.com is direct without a referring URL, testament to the dominant brand and service offering. As of September 30, 2004, The Knot's cumulative membership was over 5.4 million compared to the approximately 4.4 million in 2003.
    For the first nine months of 2004, The Knot reported net revenues of $31.3 million, and net income of $1.1 million or $0.05 per basic and diluted share compared to net revenues of $28.5 million and net income of $778,000 or $0.04 per basic and diluted share in 2003.
    In October, the Company launched The Nest and transitioned the substantial base of couples who have wed in the last two years to a new site, www.thenest.com, which focuses exclusively on the needs of newlyweds. "Our focus is maximizing the lifetime value of our membership database," Mr. Liu said. "We have a very loyal and active audience which joins The Knot to prepare for a major event in their lives. Since a substantial proportion of 'Knotties' continue to remain active on our site after their weddings, we see a natural expansion of our business to the newlywed market. We are very encouraged by the early positive feedback from our audience base for this new business which further leverages our membership and operating infrastructure."

    THE KNOT'S RECENT HIGHLIGHTS

    During the third quarter, The Knot's recognized wedding expert, Editor in Chief Carley Roney, remained in the national broadcast spotlight with several high profile appearances, including a trio of appearances on NBC's TODAY Show annual wedding series. Carley also hosted a 30-city broadcast media tour in October. The media tour generated over 2.2 million viewers.
    In August, consistent with the Company's strategy to deliver smart and stylish wedding content to engaged couples wherever and whenever they need it, The Knot entered into a partnership with Comcast Cable to launch the first-ever all-weddings Video-on-Demand service. "The Knot Weddings" service, now available to Comcast cable subscribers nationwide, provides viewers with 24/7 access to over 45 hours of wedding-related programming including real wedding stories from the critically-acclaimed TV series, Real Weddings From The Knot as well as more than 60 exclusive runway fashion shows and special program packages on hot wedding trends. New programs are added to "The Knot Weddings" service each month.

    CONFERENCE CALL AND WEBCAST

    The Knot will host a conference call with investors at 2:30 p.m., ET on Thursday, November 11, 2004, to discuss its third quarter 2004 financial results. Participants should dial in 800-638-7172 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at http://www.theknot.com/au_corpoverview.shtml. To access the Web cast, participants should visit The Knot Web site at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    REPLAY INFORMATION

    A replay of the Web cast will also be archived on The Knot Web site approximately 2 hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 passcode
#1694519

    ABOUT THE KNOT, INC.

    The Knot, Inc. (OTCBB: KNOT.OB; www.theknot.com) is one of the world's leading wedding media and services companies, providing today's to-be-weds with comprehensive wedding planning information, interactive tools and other resources including extensive online wedding-related shopping. Its award-winning website, TheKnot.com, is the leading online wedding destination and wedding content provider to America Online, MSN and Comcast.
    The Knot also offers a diverse collection of wedding-planning print publications. The Knot produces a national publication, The Knot Weddings Magazine, and publishes The Knot Weddings, regional wedding magazines in sixteen U.S. markets and The Knot Real Weddings in two additional markets. The Company also publishes a wedding-planning book trilogy with Random House's Broadway Books and a gift book series with Chronicle Books and produces a televised documentary series on The Oxygen Network, "Real Weddings From The Knot" and a weddings Video On Demand service for Comcast Cable. The Knot is based in New York and has several other offices across the country.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry and (v) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.



                       The Knot Inc.
                Consolidated Balance Sheets
                       (in thousands)

                                            September 30, December 31,
                                                 2004         2003
                                              ----------------------
                                              (Unaudited) (Audited)
 Assets
 Current assets:
   Cash and cash equivalents                     $22,688   $22,511
   Accounts receivable, net                        2,917     2,883
   Inventories                                     1,932     1,195
   Deferred production and marketing costs           246       318
   Other current assets                              486       747
                                              ----------------------
 Total current assets                             28,269    27,654

 Property and equipment, net                       2,089     2,006

 Intangible assets, net                            8,659     8,734
 Other assets                                        291       313
                                              ----------------------
 Total assets                                    $39,308   $38,707
                                              ======================

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable and accrued expenses          $3,702    $5,790
   Deferred revenue                                5,951     4,891
   Current portion of long-term debt                  40        40
                                              ----------------------
 Total current liabilities                         9,693    10,721
 Long term debt                                      196       196
 Other liabilities                                   502       490
                                              ----------------------
 Total liabilities                                10,391    11,407

 Stockholders' equity:
   Common stock                                      222       217
   Additional paid-in-capital                     75,055    74,533
   Accumulated deficit                           (46,360)  (47,450)
                                              ----------------------
 Total stockholders' equity                       28,917    27,300
                                              ----------------------
 Total liabilities and stockholders' equity      $39,308   $38,707
                                              ======================




                            The Knot Inc.
                Consolidated Statements of Operations
               (in thousands, except per share amounts)

                              Three months ended     Nine months ended
                                 September 30,          September 30,
                          --------------------------------------------
                               2004       2003        2004       2003
                          --------------------------------------------
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)
Net revenues:
Sponsorship and
 advertising                  $4,478     $3,117    $12,613     $8,888
Merchandise                    3,717      4,520     10,951     13,320
Publishing and other           2,476      2,102      7,769      6,340
                          --------------------------------------------
Total net revenues            10,671      9,739     31,333     28,548

Cost of revenues               3,081      3,394      9,009      9,628
                          --------------------------------------------

Gross profit                   7,590      6,345     22,324     18,920

Operating expenses:
Product and content
 development                   1,283      1,112      3,744      3,216
Sales and marketing            2,099      3,020      9,150      8,639
General and administrative     3,074      1,852      7,866      5,618
Non-cash compensation              -          1          -         32
Depreciation and
 amortization                    190        174        589        665
                          --------------------------------------------
Total operating expenses       6,646      6,159     21,349     18,170

Income from operations           944        186        975        750

Interest and other income,
 net                              82         21        193         63
                          --------------------------------------------

Income before income taxes     1,026        207      1,168        813
                          ============================================
Provision for income taxes        21          5         78         35

Net income                    $1,005       $202     $1,090       $778
                          ============================================

Basic earnings per share       $0.05      $0.01      $0.05      $0.04
                          ============================================
Diluted earnings per share     $0.04      $0.01      $0.05      $0.04
                          ============================================

Weighted average number of
 common shares outstanding
  Basic                   22,189,580 18,605,468 22,013,776 18,470,638
                          ============================================
  Diluted                 23,505,692 20,492,003 23,606,535 19,734,658
                          ============================================




    CONTACT: The Knot Inc.
             Amy Shey Jacobs, 212-219-8555, ext. 1246
             ashey@theknot.com